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                                                                 Exhibit (13)(b)


                               PURCHASE AGREEMENT



                  The ARCH Fund, Inc. (the "Fund), a Maryland corporation with transferrable shares, and Winsbury Service Corporation ("WSC"), an Ohio corporation, hereby agree with each other as follows:

                  1. The Fund hereby offers WSC and WSC hereby purchases one share of each of the Trust and Institutional Shares of the ARCH International Equity Portfolio (the "Portfolio") at a price of $10.00 per share, aggregating two shares of common stock in the Portfolio (such shares of common stock in the Portfolio being hereinafter collectively known as "Shares"). WSC hereby acknowledges the purchase of the Shares and the Fund hereby acknowledges receipt from WSC of funds in the amount of $20 in full payment for the Shares.

                  2. WSC represents and warrants to the Fund that the Shares are being acquired for investment purposes and not with a view to the distribution thereof.

                  3. Costs incurred by the Portfolio in connection with the organization, registration and the initial public offering of the Portfolio have been deferred and will be amortized over a period of 60 months from commencement of operations. In the event that any of the initial Shares purchased by WSC hereunder are redeemed by any holder thereof during the period that the costs incurred by the Portfolio in connection with the organization, registration and initial public offering are amortized by the Portfolio the Portfolio is authorized to reduce the redemption proceeds to cover any unamortized expenses in the same proportion as the number of initial Shares being redeemed bears to the number of initial Shares outstanding at the time of redemption. If, for any reason, said reduction of redemption proceeds is not in fact made by the Portfolio in the event of such a redemption, WSC agrees to reimburse the Portfolio immediately for any unamortized expenses in the proportion stated above.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the 1st day of April, 1994.

                                                  THE ARCH FUNDS, INC.
                                                  By:/s/ Walter Grimm
                                                     ---------------------
                                                  Title:__________________

                                                  WINSBURY SERVICE CORPORATION
                                                  By:/s/ Steven Mintos
                                                     ---------------------
                                                  Title:__________________